Exhibit 4.10

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO ,n 1956. MEMORANDUM OF AGREEMENT Code-name SALEFORM 2012 Revised 1966, 1983 and 1986187. 1993 and 2012 Dated: 15th december 2025 Perfect Storm Inc. Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960 Majuro, Marshall Islands hereinafter called the “Sellers”, have agreed to sell , and 2 Magnificent Hydrocarbons Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960 Majuro, Marshall Islands hereinafter called the “Buyers”, have agreed to buy: 3 Name of vessel: SAN REMO 4 IMO Number: 9396725 5 Classification Society: Bureau Veritas 6 Class Notation: I + HULL + MACH Oil tanker Chemical tanker ESP Unrestricted navigation 7 + VeriSTAR-HULL, + AUT-UMS, MON-SHAFT, BWT, INWATERSURVEY, 5PM, VCS Year of Build: 2008 Builder/Yard: SPP Shipbuilding 8 Flag: Portugal Place of Registration: Madeira GT/NT: 30040/13312 9 hereinafter called the “Vessel”, on the following terms and conditions: 10 Definitions 11 “Banking Days” are days on which banks are open both in the country of the currency stipulated for 12 the Purchase Price in Clause 1(Purchase Price) and in the place of closing stipulated in Clause 8 13 (Documentation) [and (add additional jurisdictions as appropriate)]. 14 “Buyers’ Nominated Flag State” means Marshall Islands (state flag state). 15 “Class” means the class notation referred to above. 16 “Classification Society” means the Society referred to above. 17 “Deposit” shall have the meaning given in Clause 2(Deposit) 18 “Deposit Holder” means (state name and location of Deposit Holder) or, if left blank, the 19 Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement. 20 “In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a 21 registered letter, e-mail or telefax. 22 “Parties” means the Sellers and the Buyers. 23 “Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price). 24 “Sellers’ Account’’ means (state details of bank account) at the Sellers’ Bank. 25 “Sellers’ Bank” means (state name of bank, branch and details) or, if left blank, the bank 26 notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price. 27 1. Purchase Price 28 The Purchase Price is USO 16,880,000 cash . 29 2. Deposit 30 As security for the correct fulfilment of this Agreement the Buyers shall loage a aeraosit of 31% ( raer cent) or, if left blank, 10% (ten raer cent), of the Purchase Price (the 32 “Deraosit”) in an interest bearing 5n &elJe,s nominated bank account within three (J) 33 three{}) live (5) Banking Days after the aate that: 34

(i) this Agreement has been signed by the Parties and eiccchanged in original or by e mail or 35 telefm<; and 36 (ii) the Deposit Holder has confirmed in writing to the Parties that the acc01mt has been 37 opened. 38 The Deposit shall be released in accordance with joint written instructions of the Parties. 39 Interest, if any, shall be credited to the Buyers Sellers. Any fee charged for holding and releasing the 40 Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder 41 all necessary documentation to open and maintain the account without delay. 42 3. Payment 43 On delivery of the Vessel, but not later than three (J) one (1) Banking Days after the date that Notice of 44 Readiness has been given in accordance with Clause 5 (Time and place of delivery and 45 notices): 46 (i) the Deposit shall be released to the Sellers; and 47 {ii) the balance of the full Purchase Price and all other sums payable on delivery by the Buyers 48 to the Sellers under this Agreement shall be paid in full free of bank charges to the 49 Sellers’ Account. 50 BUYERS OPTION TO PAY FOR THE VESSEL UP TO 1 YEAR LATEST AFTER THE MOA DATE 4. Inspection 51 The Buyers have the option to inspect the vessel. {a)* Tho Buyers ha•,o inspected and accepted the Vessel’s classification records. The Buyers 52 have also inspected the Vessel at/in (state place) on (state date) and ha•,o 53 accepted the Vessel following this inspection and the sale is outright and definite, subject only 54 to tho terms and conditions of this Agreement. 55 The BuyeR> shall have the 9PtiOR to carry out superficial iRSfJectioR of the V-essel, 111-ithout 9f3eRiRg up aRd without iRterfereRce to V-esse6 schedule aRd to Rormal 9Perat60R, pFior to delivery of the V-essel. Should the Buyers choose to eMercise such 9f3tiOR theR the Buyers shall arraRge, at their ovm Fisk am:I eMpeRse. aR iRSf)ectioR iR the preseRce of a Class suA<eyor (the Class suA<eyor is oRly to act as a arbitratoF iR the eveRt of a dispute betweeR Buyers aRd Seller-s). IfaRy damage is f-OuRd to the V-essel which affects her class but does Rot require immediate ‘9f3air aRd the C6assificatioR Society appro¥es the Vessel to coRtiRue tradiRg with these recommeRdatioRs, the Se#eR> shall compeRsate to the Buyers all eMpeRses to ‘9f3air such damage to get class approval by deductiRg from the total amouRt to be paid by the BuyeR> to the Sellers iR lieu of the Sellers ‘9f3airiRg such damage base OR aR amouRt quoted by a fiRSt class ‘9f3airer mutually agreed betv,eeR the Sellers aRd the BuyeR> (such costs to 91fclude gassiRg up aRd gas froeiRgj aRd the Buyers are to take delivery of the Vessel as she is with such recommeRdafioRs. If the ClassificatioR surveyor requires such damage to be repaired, theR the Sellers shall repaar such damage at their eMpeRse to the satisf-actioR of the ClassificatioR suA<eyorprior to deli¥ery. IR such eveRt the Sellers are to pay also f-Or the cost of the IRspector aRd ClassificatioR Society’s atteRdaRce, (b)* Tho Buyers shall have the right to inspect the Vessel’s classification records and declare 56 whether same are accepted or not within (state datolpeFiorfJ. 57 The Sellers shall make the Vessel available for inspection at/in (state plasolrange) within 58 (state datelpeFiorfJ. 59 The Buyers shall undertake the inspection without undue delay to the Vessel. Should the 60 Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. 61 The Buyers shall inspect the Vessel without opening up and without cost to tho Sellers. 62 During tho inspection, tho Vessel’s deck and engine log books shall be made a\•ailable for 63 examination by tho Buyers. 64 Tho sale shall become outright and definite, subject only to the terms and conditions of this 65 Agreement, provided that the Sellers recei\‘e written notice of acceptance of the Vessel from 66 the Buyers within so1 .•onty l\vo (72) hours after completion of sl:lch inspection or after the 67 date/last day of the period slated in fline 5Ql. whichever is earlier. 68

Sheuld the Buyers fail le undertake the inspectien as scheduled and/er netice ef acceptance ef 69 the Vessel’s classiflcatien recerds andfor ef the Vessel net be received by the Sellers as 70 aferesaid, the Depesit legether with interest earned, if any, shall be released immediately le the 71 Buyers, whereafler this Agreement shall be null and ‘19id. 72 *li.ill_ and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, 73 alternative lifil to apply. 74 5. Time and place of delivery and notices 75 (a)The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or 76 anchorage at/in WW in the Sellers’ option. 77 Notice of Readiness shall not be tendered before: 1 APRIL 2026 in Sellers’ option 78 Cancelling Date (see Clauses 5(c). !i.(filill, 6 (a) (iii)and .11): 20 SEPT 2026 in Buyers’ option 79 (b)The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall 80 provide the Buyers with twenty (20), fi#eeR (16), ten (10), seven (7), five (5) and three (3) days’ 81 approximate notice and tvJG (2)1 one (1) days notice of the expected time date the Sellers intend le tender Netice ef Readiness and ef the intended place of delivery. 82 When the Vessel is at the place of delivery and physically ready for delivery in accordance with 83 this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. 84 (c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the 85 Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing 86 stating the date when they anticipate that the Vessel will be ready for delivery and proposing a 87 new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of 88 either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) 89 Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. 90 If the Buyers have not declared their option within ne 1 1 three (3) Banking Days of receipt of the 91 Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ 92 notification shall be deemed to be the new Cancelling Date and shall be substituted for the 93 Cancelling Date stipulated in line 79. 94 If this Agreement is maintained with the new Cancelling Date all other terms and conditions 95 hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full 96 force and effect. 97 (d)Cancollatien, failure le cancel er acceptance ef the new Cancelling Date shall be entirely 98 witheut prejudice le any claim fer damages the Buyers may have under Clause 14~ 11ers’ 99 Default) fer the Vessel net being ready by the eriginal Cancelling Date. 100 (e)Should the Vessel become an actual, constructive or compromised total loss before delivery 101 the Deposit together with interest earned, if any, shall be released immediately to the Buyers 102 whereafter this Agreement shall be null and void. 103 6. Drydocking/Divers Inspection 104 (a)* 105 (i) The Buyers shall have the option at their cost and expense to arrange for an underwater 106 inspection by a diver approved by the Classification Society prior to the delivery of the 107 Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended 108 date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this 109 Agreement. The Sellers shall at their cost and expense make the Vessel available for 110 such inspection. This inspection shall be carried out without undue delay and in the 111 presence of a Classification Society surveyor arranged for by the Sellers and paid for by 112 the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s 113 inspection as observer only without interfering with the work or decisions of the 114 Classification Society surveyor. The extent of the inspection and the conditions under 115 which it is performed shall be to the satisfaction of the Classification Society. If the 116 conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at 117 their cost and expense make the Vessel available at a suitable alternative place near to 118 the delivery port, in which event the Cancelling Date shall be extended by the additional 119 time required for such positioning and the subsequent re-positioning. The Sellers may 120 not tender Notice of Readiness prior to completion of the underwater inspection. 121

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are 122 found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless 123 repairs can be carried out afloat to the satisfaction of the Classification Society, the 124 Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by 125 the Classification Society of the Vessel’s underwater parts below the deepest load line, 126 the extent of the inspection being in accordance with the Classification Society’s rules (2) 127 such defects shall be made good by the Sellers at their cost and expense to the 128 satisfaction of the Classification Society without condition/recommendation** and (3) the 129 Sellers shall pay for the underwater inspection and the Classification Society’s 130 attendance. 131 Notwithstanding anything to the contrary in this Agreement, if the Classification Society 132 do not require the aforementioned defects to be rectified before the next class 133 drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects 134 against a deduction from the Purchase Price of the estimated direct cost (of labour and 135 materials) of carrying out the repairs to the satisfaction of the Classification Society, 136 whereafter the Buyers shall have no further rights whatsoever in respect of the defects 137 and/or repairs. The estimated direct cost ( llv- 1 ‘l- • 1st) of the 138 repairs shall be the average of quotes 139 for the repair work obtained from two reputable independent shipyards at or in the 140 vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) 141 Banking Days from the imposition of the condition/recommendation, unless the Parties 142 agree otherwise. Should either of the Parties fail to obtain such a quote within the 143 stipulated time then the quote duly obtained by the other Party shall be the sole basis 144 for the estimate of the direct repair costs. The Sellers may not tender Notice of 145 Readiness prior to such estimate having been established. (iii) If the Vessel is to be drydocked pursuant to Clause §@}_(ill and no suitable dry-docking 146 facilities are available at the port of delivery, the Sellers shall take the Vessel to a port 147 where suitable drydocking facilities are available, whether within or outside the delivery 148 range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the 149 Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose 150 of this Clause, become the new port of delivery. In such event the Cancelling Date shall 151 be extended by the additional time required for the drydocking and extra steaming, but 152 1 limited to a maximum of t:.•· “Y .,, (2:, fewrteen (14) days. 153 (bl *The Sellers shall place the Vessel in drydock at the port of delivery for inspection ey the 154 Classification Society of the Vessel’s 1;1nderwater parts eelow the deepest load line, the eiclent 155 of the inspection eeing in accordance with the Classification Society’s rules. If the rudder, 156 propeller, eot:tom or other wnderwater parts eelow the deepest load line are fewnd broken, 157 damaged or defecti,,e so as to affect the Vessel’s class, swch defects shall be made good at the 158 Sellers’ cost and m~pense to the satisfaction of the Classification Society without 159 condition/recommendation*. In swch event the Sellers are also to pay fer the costs and 160 expenses in connection with pwUing the Vessel in and taking her out of drydock, including the 161 drydock dwes and the Classification Society’s fees. The Sellers shall also f)ay for these costs 162 and expenses if parts of the tailshaft system are condemned or feund defecti.. •eor eroken so as 163 to affect the Vessel’s class. In all other cases, the Bwyers shall pay the aferesaid costs 164 and expenses, dues and fees 165 (G) If the Vessel is drydocked pursuant to Clause €i (a) (ii) or §__£Q} aeove 166 fij the Classification Society may reEtuire swrvey of the tailshaft system, the extent of the 167 suf\•ey eeing to the satisfaction of the Classification swrveyor. If such swrvey is 168 not reEtwired ey the Classification Society, the Buyers shall have the right to reEtuire the tailshaft 169 to 00 drawn and surveyed ey the Classification Society, the extent of the swrvey eeing in 170 accordance with the Classification Society’s rwles fer tailshaft survey and 171 consistent with the current stage of the Vessel’s survey cycle. The Bwyers shall declare 172 whether they reEtuire the tailshaft to 00 drawn and swrveyed not later than ey the 173 completion of the insf)ection ey the Classification Society. The drawing and refitting of 174 the tailshaft shall 00 arranged ey the Sellers. Should any f)arts of the tailshaft system 00 175 condemned or feund defective so as to affect the Vessel’s class, those f)arts shall ee 176 renewed or made good at the Sellers’ expense to the satisfaction of the 177 Classification Society withowt condition/recommendation**. 178

W The costs anEl expenses relating to the survey of the tailshaft system shall 0e 0orne 0y the 179 Buyers unless the Classification Society requires such survey to 0e carries out or if parts of the 180 system are conElemneEl or feunEl Elefective or 0roken so as to effect the Vessel’s class, in which 181 case the Sellers shall pay these costs anEl expenses. 182 {Hij The Buyers’ representative(s) shall ha11e the right to 0e present in the ElryElock, as 183 00ser.•ers only without interfering with the work or Elecisions of the Classification Society 184 sur.•eyor. 185 {+1,4 The Buyers shall have the right to have the unEler.Yater parts of the Vessel cleaneEl 186 anEl painteEl at their risk, cost anEl expense without interfering with the Sellers’ or the 187 Classification Society sur.•eyor’s work, if any, anEl without affecting the Vessel’s timely 188 Elelivery. If, however, the Buyers’ work in ElryElock is still in progress when the 189 Sellers have completes the work which the Sellers are requires to Elo, the aElElitional 190 €locking time neeEleEl to complete the Buyers’ work shall 0e for the Buyers’ risk, cost anEl 191 expense. In the event that the Buyers’ workrequires such aElElitional time, the Sellers 192 may upon completion of the Sellers’ work tenEler ~Jotice of ReaEliness for Elelivery whilst 193 the Vessel is still in ElryElock anEl, notwithstanEling Clause §ffil, the Buyers shall 0e 194 00ligeEl to take Elelivery in accorElance with Clause 3 (Payment), whether the Vessel is in 195 ElryElock or not. 196 *6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, 197 alternative 6 a) to apply. 198 **Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification 199 Society without condition/recommendation are not to be taken into account 200 7. Spares, bunkers and other items 201 The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, 202 aoo on shore and on order. All spare parts as per Gia&& requirement and spare equipment including spare 203 tail-end shaft(s) and/or pare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of 204 inspection used or unused, whether on board or not shall become the Buyers’ property, 0ut spares on 205 orEler are excluEleEl. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers 206 are not required to replace spare parts including spare tail-end shaft(s) and spare 207 propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to 208 delivery, but the replaced items shall be the property of the Buyers. Unused stores and 209 provisions shall be included in the sale and be taken over by the Buyers without extra payment. 210 Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s 211 personal belongings including the slop chest are excluded from the sale without compensation, 212 as well as the following additional items: (include lisQ 213 Items on board which are on hire or owned by third parties, listed as follows, are excluded from 214 the sale without compensation: (include lisQ 215 Items on board at the time of inspection which are on hire or owned by third parties, not listed 216 above, shall be replaced by the Sellers prior to delivery at their cost and expense. 217 The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and 218 greases in storage tanks and unopened drums and pay for either: 219 (a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or 220 (0) *the current net market price (excluEling 0arging expenses) at the port anEl Elate of Elelivery 221 of the Vessel or, if unavaila0le, at the nearest 0unkering port, 222 for the quantities taken over. 223 Payment under this Clause shall be made at the same time and place and in the same 224 currency as the Purchase Price. 225 “inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) 226 (I nspection), if applicable. If the Vessel is taken over without inspection, the date of this 227 Agreement shall be the relevant date. 228 *(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions 229 alternative (a) shall apply. 230

8. Documentation 231 The place of closing: to be mutually agreed 232 In exchange of payment and delivery of the Vessel, the Buyers and the Sellers are to provide each other with their respective delivery documentation. Buyers and Sellers shall mutually advise their requirements and the same to be incorporated as an Addendum to this Agreement. Signing of such Addendum shall by no means delay signature of this Agreement by both parties. (a) In ei<shange for payment ef the Purchase Prise the Sellers shall provide the Buyers with the following delivery documents: fi} Legal Bill(s) of Sale in a form recordable in the Buyers’ ~Jominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoe\•er, duly notarially attested and legalised or apostilled, as required by the Buyers’ Nominated Flag State; {1⁄4ij Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the ei<esution, deli•,ery and performance of this Agreement; {ill} Power of Attorney of the Sellers appointing one or more representatives to act on behalf 244 of the Sellers in the performance of this Agreement, duly notarially attested and legalised 242 or apostilled (as appropriate); ~ fw} Certificate or Transcript of Registry issued by the competent authorities of the flag state 244 on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the 24a Vessel is free frorn registered encumbrances and mortgages, to be fai<ed or e mailed by 24e such authority to the closing meeting with the original to be sent to the Buyers as soon as 247 possible after delivery of the Vessel. 248 M Declaration of Class or (depending on the Classification Society) a Class Maintenance 249 Certificate issued within three (J) Banking Days prior to delivery confirming that the 2aQ Vessel is in Class free of sonditiontresommendation. 2a4 {vij Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the e•,ent that the registry does not as a matter of practise issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official e•,idense of deletion to the Buyers promptly and latest within four (4) weeks after the PuFGhase Prise has been paid and the Vessel has been delivered. f\4i-) A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel’s registry, or, in the e\•ent that the registry does not as a matter of practise issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly ei<esuted Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel’s registry. (¥ill Commercial Invoice for the Vessel; ~ Commercial lnvoise(s) for bunkers, lubricating and hydraulic oils and greases; ~ A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contrast which is to be sent immediately after delivery of the Vessel; ~ ,11,ny such additional documents as may reasonably be required by the competent 2-7Q authorities of the Buyers’ Nominated flag State for the purpose of registering the Vessel, 2-74 provided the Buyers notify the Sellers of any such documents as soon as possible after the date of 2-7-2 6 this Agreement; and fx-ij} The Sellers’ letter af canfirmatian that ta the best af their knawledge, the Vessel is nat 274 black listed by any natian ar internatianal arganisatian. 275 (b) At the time af delivery the Buyers shall pravide the Sellers with: 276 (-ij Evidence that all necessary carparate, sharehalder and ather aciian has been taken by 277 the Buyers ta autharise the m~ecutian, delivery and perfermance af this Agreement; and 278 Pawer af Attarney af the Buyers appainting ane ar mare representatives ta aci an behalf 279 af the Buyers in the perfermance af this Agreement, duly natarially attested and legalised 280 ar apastilled (as apprapriate). 281 (c) If any of the documents listed in Sub clauses (a) and (b) the Addendum as above are not in the English 282 language they shall be accompanied by an English translation by an authorised translator or 283 certified by a lawyer qualified to practice in the country of the translated language. 284 (d) The Parties shall to the extent possible exchange copies, drafts or samples of the 285 documents listed in Sub clause (a) and Sub clause (b) the Addendum as above for review and comment by 286 the other party not later than (state number of days),or if left blank, nine (9) days prior to 287 the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to 288 Clause 5(b) of this Agreement. 289 (e) Concurrent with the exchange of documents in Sue clauses (a) and (b) the Addendum as above, 290 the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, 291 drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other 292 certificates which are on board the Vessel shall also be handed over to the Buyers unless the 293 Sellers are required to retain same, in which case the Buyers to have the right to take copies. 294 (f) Other technical documentation which may be in the Sellers’ possession shall promptly after 295 delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep 296 the Vessel’s log books but the Buyers to have the right to take copies of same. 297 (g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance 298 confirming the date and time of delivery of the Vessel from the Sellers to the Buyers. 299 9. Encumbrances 300 The Sellers warrant that the Vessel, at the time of delivery, is free from,encumbrances, mortgages and 301 maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred 302 prior to the time of delivery. 303 304 305 10. Taxes, fees and expenses 306 Any taxes, fees and expenses in connection with the purchase and registration in the Buyers’ 307 Nominated Flag State shall be for the Buyers’ account, whereas similar charges in connection 308 with the closing of the Sellers’ register shall be for the Sellers’ account. 309 11. Condition on delivery 310 The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is 311 delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be 312 delivered and taken over, otherwise in the same condition as she was at the time of inspection, fair wear 313 and tear excepted. However, the Vessel shall be delivered free of cargo and free of stowaways with her Class 314 maintained without condition/recommendation*, free af average damage affecting the Vessel’s 315 class, and with her classificatian certificates and natianal certificates, as well as all ather 316 certificates the Vessel had at the time af inspectian, valid withaut 317 canditianlrecammendatian* by the Classificatian Saciety ar the relevant autharities at the time 318 af deli•,•ery. 319 “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or 320 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this 321 Agreement shall be the relevant date. 322

*Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification 323 Society without condition/recommendation are not to be taken into account. 324 12. Name/markings 325 Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel 326 markings. 327 13. Buyers’ default 328 329 330 331 Should the Purchase Price not be paid in accordance with Clause 3(Payment), the Sellers 332 have the right to cancel this Agreement, in which case the Deposit together with interest 333 earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the 334 Sellers shall be entitled to claim further compensation for their losses and for all expenses 335 incurred together with interest. 336 14. Sellers’ default 337 Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be 338 ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the 339 option of cancelling this Agreement. If after Notice of Readiness has been given but before 340 the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not 341 made physically ready again by the Cancelling Date and new Notice of Readiness given, the 342 Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this 343 Agreement the Deposit together with interest earned, if any, shall be released to them 344 immediately. 345 Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to 346 validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers 347 for their rove,, loss and for all p1 • expenses together with interest if their failure is due to • rv• 1 proven 348 negligence and whether or not the Buyers cancel this Agreement. 349 15. Buyers’ representatives 350 After this Agreement has been signed by the Parties and the Deposit has been lodged, the 351 Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and 352 Expense for a maximum of ten 1101 -14-days and will pay USD 25 each for every day onboard. 353 These representatives are on board for the purpose of familiarisation and in the capacity of 354 observers only, and they shall not interfere in any respect with the operation of the Vessel. The 355 Buyers and the Buyers’ representatives shall sign the Sellers’ P&I Club’s standard letter of 356 indemnity prior to their embarkation. 357 16. Law and Arbitration 358 (a) *This Agreement shall be governed by and construed in accordance with English law and 359 any dispute arising out of or in connection with this Agreement shall be referred to arbitration in 360 London in accordance with the Arbitration Act 1996 or any statutory modification or re- 361 enactment thereof save to the extent necessary to give effect to the provisions of this Clause. 362 The arbitration shall be conducted in accordance with the London Maritime Arbitrators 363 Association (LMAA) Terms current at the time when the arbitration proceedings are 364 commenced. 365 The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall 366 appoint its arbitrator and send notice of such appointment in writing to the other party requiring 367 the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and 368 stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own 369 arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the 370 other party does not appoint its own arbitrator and give notice that it has done so within the 371 fourteen (14) days specified, the party referring a dispute to arbitration may, without the 372 requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator 373 and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on 374 both Parties as if the sole arbitrator had been appointed by agreement. 375

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the 376 arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at 377 the time when the arbitration proceedings are commenced. 378 (b) *This Agreement shall be governed by and construed in accordance with Title Q of the 379 United States Code and the substantive law (not including the choice of law rules) of the State 380 of New York and any dispute arising out of or in connection with this Agreement shall be 381 referred to three (3) persons at New York, one to be appointed by each of the parties hereto, 382 and the third by the two so chosen; their decision or that of any two of them shall be final, and 383 for the purposes of enforcing any award, judgment may be entered on an award by any court of 384 competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the 385 Society of Maritime Arbitrators, Inc. 386 In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the 387 arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the 388 Society of Maritime Arbitrators, Inc. 389 (s)* This Agreement shall be go\•erned by and construed in accordance with the laws of 390 (state place) and any dispute arising out of or in connection with this Agreement shall be 391 referred to arbitration at (state place),subject to the procedures applicable there. 392 *16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of 393 deletions, alternative 16(a) shall apply. 394 17. Notices 395 All notices to be provided under this Agreement shall be in writing via broking channels. 396 Contact details for recipients of notices are as follows: 397 For the Buyers: 398 For the Sellers: 399 18. Entire Agreement 400 The written terms of this Agreement comprise the entire agreement between the Buyers and 401 the Sellers in relation to the sale and purchase of the Vessel and supersede all previous 402 agreements whether oral or written between the Parties in relation thereto. 403 Each of the Parties acknowledges that in entering into this Agreement it has not relied on and 404 shall have no right or remedy in respect of any statement, representation, assurance or 405 warranty (whether or not made negligently) other than as is expressly set out in this Agreement. 406 Any terms implied into this Agreement by any applicable statue or law are hereby excluded to 407 the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude 408 any liability for fraud . 409 IF THE VESSEL GETS DRYDOCKED PRIOR TO DELIVERY TO THE BUYERS THEN ALL COSTS INVOLVED WILL BE SPLIT 50-50 BETWEEN SELLERS AND BUYERS. For and on behalf of the Sellers For and on behalf of the Buyers Name: ).,(U(,U/(u I.,~ rQ r,,   Name Jf.:::£-,(;,J,;,,it/ Title: Sok. ‘);~e-f.o r Title: